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                                                                EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of
H.J. Heinz Company on Form S-3 (File No. 333-    ) of our reports dated June 17,
1997, except for Note 16, as to which the date is June 30, 1997, on our audits of the consolidated financial statements and financial statement schedules of H.J. Heinz Company and Subsidiaries as of April 30, 1997 and May 1, 1996 and for each of the three years in the period ended April 30, 1997, which report is included in the H.J. Heinz Company Annual Report on Form 10-K for the year ended April 30, 1997. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.



                                              Coopers & Lybrand L.L.P.

Pittsburgh, PA
March 16, 1998